EXHIBIT 99.1
PRESS RELEASE
US $

Resolute Reports Preliminary Fourth Quarter 2021 Results
•Q4 GAAP net loss of $128 million / net income of $307 million for 2021
•Adjusted EBITDA of $111 million in the quarter / $921 million for the full year
•Liquidity of $953 million / net debt of $190 million at year-end
•Repurchased 1.3 million shares in Q4 / 4.6 million shares (6%) in 2021
•Net pension & OPEB liability down by over $400 million at year-end
MONTRÉAL, CANADA, February 3, 2022 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today announced a net loss for the quarter ended December 31 of $128 million, or $1.64 per share, compared to a net loss of $52 million, or $0.63 per share, in the same period in 2020. Sales were $834 million in the quarter, an increase of $65 million from the year-ago period. Excluding special items, the company reported net income of $37 million, or $0.48 per diluted share, compared to net income of $45 million, or $0.55 per diluted share, in the fourth quarter of 2020.
For the year, the company reported GAAP net income of $307 million, or $3.83 per diluted share, compared to net income of $10 million, or $0.12 per diluted share, in 2020. Sales were $3.7 billion, up by 31% from the previous year. Excluding special items, the company reported net income of $523 million, or $6.51 per diluted share, compared to net income of $56 million, or $0.65 per diluted share, in 2020.
“The $921 million of adjusted EBITDA generated in 2021 allowed us to reduce our debt, invest in our business and return cash to shareholders,” said Remi G. Lalonde, president and chief executive officer. “Our fourth quarter results reflect higher realized prices across most of our segments, especially wood products, but also cost pressures across the business. We faced higher manufacturing costs, mainly due to higher energy prices, lower internal power generation and higher fiber costs, as well as higher freight costs and a mark-to-market of share-based awards following a stock price appreciation of roughly 30% in Q4. Rising interest rates helped to reduce our net pension and OPEB deficit by over $400 million this year, further strengthening our balance sheet and credit profile.”
“We also recently amended and extended our ABL credit facility, which includes an ESG module, one of the first examples in the forest products industry. Looking back on the year, I am particularly proud of our employees for setting a new bar on safety, with an annual OSHA incident rate of 0.47. Our long-term ambition is to continue to improve until we reach 0 injury, but this is an impressive success along the way – despite the pandemic and other challenges – and I wholeheartedly applaud our employees for our achievement,” added Mr. Lalonde.
Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are explained and reconciled below.
Operating Income Variance Against Prior Period
Consolidated
The company reported an operating loss of $101 million in the quarter, compared to operating income of $102 million in the third quarter. The variance largely reflects the company’s decision to indefinitely idle its pulp and paper operations at the Calhoun (Tennessee) mill, pursuant to which it recorded non-cash charges of $158 million, including impairment charges on fixed assets, inventory write-down and other asset write-offs, as well as $13 million in accruals for cash closure costs.
The remaining variance reflects a $62 million increase in costs. This includes $44 million in manufacturing costs due to higher energy prices ($12 million), lower internal power generation ($11 million), and higher fiber, labor, maintenance and other costs ($21 million). It also includes an increase in selling, general and administrative expenses (or, “SG&A”) due to a higher share-based compensation expense in the quarter ($12 million), and higher freight costs ($6 million). These higher costs were only partly offset by stronger market prices in the wood products, paper and tissue segments ($37 million).

For all of 2021, the company generated operating income of $584 million, a $485 million improvement over 2020, reflecting the favorable impact of higher market prices in wood products ($670 million), market pulp ($178 million) and paper ($91 million), offset by higher manufacturing costs ($198 million) and freight costs ($18 million). The higher manufacturing costs include higher log costs due to stumpage fees and harvesting costs ($77 million), higher energy prices and lower internal power generation ($52 million), higher labor costs ($13 million), and higher maintenance expenses ($33 million) as a result of timing and scope. The company also incurred a charge of $12 million related to a process improvement program and $6 million in ramp-up losses for its Hagerstown (Maryland) converting facility acquired in 2020.
The 2021 results also reflect the unfavorable impact of a higher variable compensation expense ($20 million) in SG&A and the stronger Canadian dollar ($83 million). The operating income variance also reflects an unfavorable impact of $91 million related to the announcement of the indefinite idling of the Calhoun mill, net of closure related costs for the Baie-Comeau and Amos (Quebec) newsprint mills recorded in 2020.
Segment Operating Income Variance
Wood Products
The company generated operating income of $82 million in the quarter in the wood products segment, an improvement of $18 million from the previous quarter. The average transaction price improved by $39 per thousand board feet, to $612, and the operating cost per unit (the “delivered cost”) rose by $14 per thousand board feet, or 3%, mainly due to higher maintenance, staffing and labor expenses. Shipments rose by 28 million board feet compared to the third quarter, reflecting capital project downtime in the previous period. Finished goods inventory decreased to 126 million board feet. EBITDA improved by $17 million, to $92 million.
In 2021, the wood products segment recorded operating income of $772 million, compared to operating income of $276 million in 2020. The improvement reflects a $309 per thousand board feet, or 62%, increase in the average transaction price and a 74 million board foot increase in shipments. The higher shipments mainly reflect additional volume with the ramp-up of operations at the restarted El Dorado (Arkansas) and Ignace (Ontario) sawmills. The delivered cost rose year-over-year by $80 per thousand board feet, mainly due to higher log costs due to stumpage fees and harvesting expenses, as well as unfavorable maintenance and labor costs. EBITDA in the segment was $814 million for the year.
Market Pulp
The market pulp segment recorded operating income of $19 million in the fourth quarter, $27 million lower than in the previous quarter. The average transaction price slipped by $20 per metric ton and shipments fell by 29,000 metric tons as a result of logistics constraints and lower productivity, mostly at the Calhoun mill. The operating cost per unit rose by $67 per metric ton, or 10%, reflecting higher fiber and energy costs, as well as lower internal power generation as a result of a turbine failure at the Saint-Félicien (Quebec) mill. Finished goods inventory was 59,000 metric tons at year-end, up by 7,000 metric tons in the quarter due to logistics constraints. EBITDA in the segment was $25 million.
For 2021, the market pulp segment reported operating income of $99 million, compared to an operating loss of $1 million in 2020. The change reflects a $168 per metric ton, or 28%, increase in average transaction price, offset by a 56,000 metric ton drop in shipments due to lower productivity. The delivered cost rose by $74 per metric ton, mainly due to higher prices for energy and lower internal power generation at Saint-Félicien. EBITDA in the segment was $123 million for the year.
Tissue
The company reported an operating loss of $6 million in the tissue segment in the quarter, compared to an operating loss of $9 million in the third quarter. The average transaction price improved by $160 per short ton, or 9%, due to better product mix, and shipments rose by 1,000 short tons on improving market conditions. The delivered cost increased by $37 per short ton, or 2%, partly due to higher freight costs. Finished goods inventory was unchanged at 6,000 short tons. Quarter-over-quarter segment EBITDA improved by $3 million, to negative $1 million.
For the year, the tissue segment reported an operating loss of $24 million, compared to a loss of $1 million in 2020. The average transaction price slipped by $10 per short ton because of unfavorable product mix. The delivered cost rose by $249 per short ton due to higher fiber costs and accumulated market downtime as a result of consumer inventory rebalancing and pandemic-related logistics and labor challenges. Shipments were lower by 6,000 short tons. The difficult market conditions in 2021 and the impact of market downtime ($6 million), a process improvement program ($5 million) and the ramp-up of the Hagerstown converting facility ($6 million), contributed to weaker performance in 2021, with EBITDA in the segment at negative $5 million for the year.
Despite the lost integration benefit of approximately $15 million in the tissue segment and approximately $5 million for on-going costs associated with closed site maintenance, the company anticipates an improvement in its overall operating income of approximately $35 million to $40 million as result of the indefinite idling of pulp and paper operations at Calhoun.
Paper
The paper segment incurred an operating loss of $4 million in the quarter, compared to operating income of $16 million in the third quarter. The average transaction price rose by $29 per metric ton, or 4%, with increases in all grades, but the delivered cost increased by $78 per metric ton, or 12%, due to higher energy prices and unfavorable maintenance and fiber costs, as well as lower internal power generation due to low water levels at Hydro-Saguenay. Shipments slipped by 10,000 metric tons, and finished goods inventory rose by 12,000 metric tons, as a result of logistics constraints with limited railcar and truck availability. EBITDA in the segment was $12 million for the quarter.
For the year, the segment recorded an operating loss of $19 million, compared to an operating loss of $46 million in 2020, reflecting a $66 per metric ton improvement in average transaction price, offset by a reduction of 99,000 metric tons in shipments following capacity reductions earlier in the pandemic. The delivered cost rose by $50 per metric ton, mainly due to higher energy prices, unfavorable maintenance costs due to timing and scope, and higher expenses related to a process improvement project, partly offset by the indefinite idling of the Baie-Comeau and Amos newsprint mills. EBITDA for the segment was $43 million in 2021.
Consolidated Quarterly Operating Income Variance Against Year-Ago Period
The company reported an operating loss of $101 million in the fourth quarter, compared to operating income of $4 million in the comparable quarter of 2020. The $105 million variance reflects charges related to the indefinite idling of pulp and paper operations at the Calhoun mill, net of Baie-Comeau and Amos closure related costs recorded in the fourth quarter of 2020 ($91 million), as well as higher manufacturing costs due to unfavorable energy prices and lower internal power generation ($26 million), higher fiber costs, including log costs impacted by a rise in stumpage fees and harvesting expenses, and the price of recycled furnish ($24 million).
Prices were favorable across all segments ($103 million) but volume was lower for the wood products, pulp and paper segments ($14 million).
The operating results also include the unfavorable impacts of a stronger Canadian dollar ($17 million), higher freight costs ($12 million) and a higher variable compensation expense ($6 million) in SG&A. At $111 million, adjusted EBITDA was $18 million lower than the fourth quarter of 2020.
Corporate, Cash and Liquidity
The company generated $68 million of cash from operating activities in the quarter and $648 million for the year. It invested $112 million, net, in fixed assets for the year, including $33 million in the fourth quarter.
The company repurchased 4.6 million shares of common stock in 2021, or 6%, for $48 million, including 1.3 million shares in the fourth quarter. After repurchasing 15% of its outstanding shares and exhausting in December the previous program launched in March 2020, the company announced a new program to repurchase up to $100 million or 10 million of its common shares, whichever occurs first.
With $112 million of quarter-end cash, liquidity stood at $953 million, and net debt was $190 million.
By quarter-end, the company had recorded cumulative softwood lumber duty deposits of $397 million on the balance sheet, including $26 million in the quarter.

In 2022, the company anticipates disbursements of approximately $45 million related to Calhoun pulp and paper cash closure costs, including the $13 million accrued in the fourth quarter.
As a result of an increase in applicable discount rates and strong investment returns, the net long-term pension and other postretirement benefit liability on the year-end balance sheet dropped by $411 million from 2020, to $1.151 billion. The company expects pension contributions to fall by $9 million in 2022, to approximately $95 million.
Outlook
Mr. Lalonde added: “As the Omicron wave passes, the weather softens and knots in the logistics system loosen, we should see a recalibration toward a more normal business environment. It could, however, take several months, especially for the transportation network, and it is unclear how much of the input costs inflation will remain. Benchmark lumber prices started the year strong, and we expect that the combination of encouraging underlying fundamentals, higher cost structures and higher softwood lumber duty rates will contribute to above trend prices for some time. After slipping marginally in the fourth quarter, we expect realized transaction prices for market pulp to improve in the first quarter, largely due to limited availability of supply. The higher operating rates and the price recovery in printing and writing paper markets, which should continue, will support our cash generation strategy for the segment. In the case of pulp and paper in particular, pricing improvements will mitigate the effect of rising cost pressures. We anticipate better performance from our pulp and paper operations with the indefinite idling of the Calhoun pulp and paper assets, which, despite the loss of pulp integration benefits in the tissue segment, will contribute a net positive for all of Resolute. In tissue, we expect the retail market to continue its recovery and the away-from-home market to remain sluggish for some time. Following the indefinite idling of pulp and paper operations at Calhoun and as markets continue to stabilize, we are reviewing strategic options for the tissue segment.”
Earnings Conference Call
The company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (888) 550-7724 at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the company’s website. A phone replay will also be available until February 18, 2022, by dialing (800) 770-2030, conference number 2946857.
Description of Special Items

Special items	2021		2020
(in millions)	Fourth quarter	Full year	Fourth quarter	Full year
Closure costs, impairment and other related charges	$142	$144	$55	$53
Inventory write-downs related to closures	29	29	25	25
Start-up costs	—	—	3	3
Net gain on disposition of assets	—	—	(2)	(11)
Non-operating pension and other postretirement benefit (credits) costs	(3)	(11)	24	0
Other (income) expense, net	(4)	70	28	4
Income tax effect of special items	1	(16)	(36)	(28)
Total	$165	$216	$97	$46
Cautionary Statements Regarding Forward-Looking Information
Statements in this press release, the earnings conference call and webcast referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. (with its subsidiaries, ”we,” “our,” “us” or the “company”) are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements included in the Outlook section of this press release and statements relating to the impact of the novel coronavirus (or, “COVID-19”) pandemic and resulting economic conditions on our business, results of operations and market price of our securities, and to our: efforts and initiatives to reduce costs, increase revenues, and improve profitability; business and operating outlook; future pension obligations; assessment of market conditions; growth strategies and prospects, and the growth potential of the company and the industry in which we operate; liquidity; future cash flows, including as a result of the changes to our pension funding obligations; estimated capital expenditures; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “see,” “anticipate,” “continue,” “contribute,” “generate,” “improve,” “remain,” “trend,” “strategy,” “support,” “commit,” “grow,” “look,” and other terms with similar meaning indicating possible future events or potential impact on our business or our shareholders.
The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs, and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause our actual future financial condition, results of operations and performance to differ materially from those expressed or implied in this press release, the earnings conference call and webcast referred to above include, but are not limited to, the impact of: the COVID-19 pandemic on our business and resulting economic conditions; developments in non-print media, including changes in consumer habits, and the effectiveness of our responses to these developments; intense competition in the forest products industry; any inability to offer products certified to globally recognized forestry management and chain of custody standards; any inability to successfully implement our strategies to increase our earnings power; the possible failure to successfully integrate acquired businesses with ours or to realize the anticipated benefits of acquisitions, such as our entry into wood manufacturing in the U.S., and tissue production and sales, or divestitures or other strategic transactions or projects, including loss of synergies following business divestitures; uncertainty or changes in political or economic conditions in the U.S., Canada or other countries in which we sell our products, including the effects of pandemics; global economic conditions; the highly cyclical nature of the forest products industry; any difficulties in obtaining timber or wood fiber at favorable prices, or at all; impacts of inflation on the price of goods and services, including changes in the cost of purchased energy and other raw materials; physical, financial, transitional and regulatory risks associated with global, regional, and local weather conditions, and climate change; any disruption in operations or increased labor costs due to labor disputes, occupational health and safety issues or labor shortages; difficulties in our employee relations or in employee attraction or retention; disruptions to our supply chain, operations, or the delivery of our products, including due to public health epidemics; disruptions to our information technology systems including cybersecurity and privacy incidents; risks related to the operation and transition of legacy system applications; negative publicity, even if unjustified; currency fluctuations; any increase in the level of required contributions to our pension plans, including as a result of any increase in the amount by which they are underfunded; our ability to maintain adequate capital resources to provide for all of our substantial capital requirements; the terms of our outstanding indebtedness, which could restrict our current and future operations; changes relating to the London Interbank Offered Rate, which could impact our borrowings under our credit facilities; losses that are not covered by insurance; any shutdown of machines or facilities, restructuring of operations or sale of assets resulting in any additional closure costs and long-lived asset or goodwill impairment or accelerated depreciation charges; any need to record additional valuation allowances against our recorded deferred income tax assets; our exports from one country to another country becoming or remaining subject to duties, cash deposit requirements, border taxes, quotas, or other trade remedies or restrictions; countervailing and anti-dumping duties on imports to the U.S. of the vast majority of our softwood lumber products produced at our Canadian sawmills; any failure to comply with laws or regulations generally; any additional environmental or health and safety liabilities; any violation of trade laws, export controls, or other laws relating to our international sales and operations; adverse outcomes of legal proceedings, claims and governmental inquiries, investigations, and other disputes in which we are involved; the actions of holders of a significant percentage of our common stock; and the potential risks and uncertainties set forth under Part I, Item 1A, “Risk Factors,” of our annual report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission (or, the “SEC”) on March 1, 2021, which have been heightened by the COVID-19 pandemic, including related governmental responses and economic impacts, market disruptions and resulting changes in consumer habits.
All forward-looking statements in this press release, the earnings conference call and webcast referred to above are expressly qualified by the cautionary statements contained or referred above and in the company’s other filings with the SEC and the Canadian securities regulatory authorities. The company disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

About Resolute Forest Products
Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including market pulp, tissue, wood products and papers, which are marketed in over 60 countries. The company owns or operates some 40 facilities, as well as power generation assets, in the United States and Canada. Resolute has third-party certified 100% of its managed woodlands to internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.
Resolute has received regional, North American and global recognition for its leadership in corporate social responsibility and sustainable development, as well as for its business practices. Visit www.resolutefp.com for more information.

Contacts
Investors
Marianne Limoges
Treasurer and Vice President
Investor Relations
514 394-2217
ir@resolutefp.com
Media and Others
Seth Kursman
Vice President, Corporate Communications,
Sustainability and Government Affairs
514 394-2398
seth.kursman@resolutefp.com

RESOLUTE FOREST PRODUCTS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions of U.S. dollars, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Sales	$834	$769	$3,664	$2,800
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	616	547	2,258	2,010
Depreciation and amortization	41	44	164	169
Distribution costs	92	86	356	344
Selling, general and administration expenses	44	35	158	136
Closure costs, impairment and other related charges (1)	142	55	144	53
Net gain on disposition of assets	—	(2)	—	(11)
Operating (loss) income	(101)	4	584	99
Interest expense	(5)	(8)	(21)	(34)
Non-operating pension and other postretirement benefit credits (costs)	3	(24)	11	—
Other income (expense), net (2)	4	(28)	(70)	(4)
(Loss) income before income taxes	(99)	(56)	504	61
Income tax (provision) benefit	(28)	4	(195)	(51)
Net (loss) income including noncontrolling interest	(127)	(52)	309	10
Net income attributable to noncontrolling interest	(1)	—	(2)	—
Net (loss) income attributable to Resolute Forest Products Inc.	$(128)	$(52)	$307	$10
Net (loss) income per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$(1.64)	$(0.63)	$3.87	$0.12
Diluted	$(1.64)	$(0.63)	$3.83	$0.12
Weighted-average number of Resolute Forest Products Inc. common shares outstanding:
Basic	77.6	82.0	79.5	86.1
Diluted	77.6	82.0	80.3	86.4
See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions of U.S. dollars)

	December 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$112	$113
Accounts receivable, net
Trade	257	230
Other	56	48
Inventories, net	510	462
Other current assets	54	47
Total current assets	989	900
Fixed assets, net	1,270	1,441
Amortizable intangible assets, net	57	63
Goodwill	31	31
Deferred income tax assets	653	915
Operating lease right-of-use assets	54	60
Other assets	484	320
Total assets	$3,538	$3,730
Liabilities and equity
Current liabilities:
Accounts payable and other	$421	$369
Current portion of long-term debt	2	2
Current portion of operating lease liabilities	8	9
Total current liabilities	431	380
Long-term debt, net of current portion (3)	300	559
Pension and other postretirement benefit obligations	1,151	1,562
Operations lease liabilities, net of current portion	51	55
Other liabilities	88	92
Total liabilities	2,021	2,648
Equity:
Resolute Forest Products Inc. shareholders’ equity:
Common stock	—	—
Additional paid-in capital	3,807	3,804
Deficit	(1,009)	(1,235)
Accumulated other comprehensive loss	(1,062)	(1,314)
Treasury stock at cost	(222)	(174)
Total Resolute Forest Products Inc. shareholders’ equity	1,514	1,081
Noncontrolling interest	3	1
Total equity	1,517	1,082
Total liabilities and equity	$3,538	$3,730
See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions of U.S. dollars)

	Years Ended December 31,
	2021	2020
Cash flows from operating activities:
Net income including noncontrolling interest	$309	$10
Adjustments to reconcile net income including noncontrolling interest to net cash provided by operating activities:
Share-based compensation	8	5
Depreciation and amortization	164	169
Closure costs, impairment and other related charges	144	53
Inventory write-downs related to closures	29	25
Deferred income taxes	192	51
Net pension contributions and other postretirement benefit payments	(91)	(87)
Net gain on disposition of assets	—	(11)
Gain on translation of foreign currency denominated deferred income taxes	(9)	(15)
Loss on translation of foreign currency denominated pension and other postretirement benefit obligations	10	17
Net planned major maintenance (payments) amortization	(17)	6
Changes in working capital:
Accounts receivable	(31)	80
Inventories	(77)	44
Other current assets	—	(12)
Accounts payable and other	1	2
Other, net	16	(3)
Net cash provided by operating activities	648	334
Cash flows from investing activities:
Cash invested in fixed assets	(112)	(78)
Acquisition of business, net of cash acquired	—	(172)
Disposition of assets	1	14
Increase in countervailing and anti-dumping duty cash deposits on softwood lumber	(154)	(81)
Proceeds from insurance settlement	—	15
Other investing activities, net	3	5
Net cash used in investing activities	(262)	(297)
Cash flows from financing activities:
Net repayments under revolving credit facilities	—	(71)
Payment of special dividend	(79)	—
Issuance of long-term debt	300	—
Proceeds from long-term debt	—	180
Repayments of debt	(558)	(1)
Purchases of treasury stock (4)	(48)	(30)
Payments of financing fees	(8)	—
Other financing activities, net	1	—
Net cash (used in) provided by financing activities	(392)	78
Effect of exchange rate changes on cash and cash equivalents, and restricted cash	(1)	2
Net (decrease) increase in cash and cash equivalents, and restricted cash	$(7)	$117
Cash and cash equivalents, and restricted cash:
Beginning of year	$159	$42
End of year	$152	$159
Cash and cash equivalents, and restricted cash at end of year:
Cash and cash equivalents	$112	$113
Restricted cash (included in “Other current assets”)	$—	$4
Restricted cash (included in “Other assets)	$40	$42
See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.
RECONCILIATION OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS
A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of non-GAAP measures.

Three months ended December 31, 2021	Operating (loss) income	Net (loss) income	EPS
(Unaudited, in millions of U.S. dollars, except per share amounts)
GAAP, as reported	$(101)	$(128)	$(1.64)
Adjustments for special items:
Closure costs, impairment and other related charges	142	142	1.83
Inventory write-downs related to closures	29	29	0.37
Non-operating pension and other postretirement benefit credits	—	(3)	(0.04)
Other income, net	—	(4)	(0.05)
Income tax effect of special items	—	1	0.01
Adjusted for special items	$70	$37	$0.48

Three months ended December 31, 2020	Operating income	Net (loss) income	EPS
(Unaudited, in millions of U.S. dollars, except per share amounts)
GAAP, as reported	$4	$(52)	$(0.63)
Adjustments for special items:
Closure costs, impairment and other related charges	55	55	0.67
Inventory write-downs related to closures	25	25	0.30
Start-up costs	3	3	0.04
Net gain on disposition of assets	(2)	(2)	(0.02)
Non-operating pension and other postretirement benefit costs	—	24	0.29
Other expense, net	—	28	0.34
Income tax effect of special items	—	(36)	(0.44)
Adjusted for special items	$85	$45	$0.55

Year ended December 31, 2021	Operating income	Net income	EPS
(Unaudited, in millions of U.S. dollars, except per share amounts)
GAAP, as reported	$584	$307	$3.83
Adjustments for special items:
Closure costs, impairment and other related charges	144	144	1.79
Inventory write-downs related to closures	29	29	0.36
Non-operating pension and other postretirement benefit credits	—	(11)	(0.14)
Other expense, net	—	70	0.87
Income tax effect of special items	—	(16)	(0.20)
Adjusted for special items	$757	$523	$6.51

Year ended December 31, 2020	Operating income	Net income	EPS
(Unaudited, in millions of U.S. dollars, except per share amounts)
GAAP, as reported	$99	$10	$0.12
Adjustments for special items:
Closure costs, impairment and other related charges	53	53	0.61
Inventory write-downs related to closures	25	25	0.29
Start-up costs	3	3	0.03
Net gain on disposition of assets	(11)	(11)	(0.13)
Other expense, net	—	4	0.05
Income tax effect of special items	—	(28)	(0.32)
Adjusted for special items	$169	$56	$0.65

RESOLUTE FOREST PRODUCTS INC.
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
A reconciliation of our net income including noncontrolling interest to EBITDA and Adjusted EBITDA is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of the non-GAAP measures EBITDA and Adjusted EBITDA.

Three months ended December 31, 2021	Market pulp	Tissue	Wood products	Paper	Corporate and other	Total
(Unaudited, in millions of U.S. dollars)
Net income (loss) including noncontrolling interest	$19	$(6)	$82	$(4)	$(218)	$(127)
Interest expense					5	5
Income tax provision					28	28
Depreciation and amortization	6	5	10	16	4	41
EBITDA	$25	$(1)	$92	$12	$(181)	$(53)
Closure costs, impairment and other related charges					142	142
Inventory write-downs related to closures					29	29
Non-operating pension and other postretirement benefit credits					(3)	(3)
Other income, net					(4)	(4)
Adjusted EBITDA	$25	$(1)	$92	$12	$(17)	$111

Three months ended December 31, 2020	Market pulp	Tissue	Wood products	Paper	Corporate and other	Total
(Unaudited, in millions of U.S. dollars)
Net (loss) income including noncontrolling interest	$(4)	$(3)	$128	$(19)	$(154)	$(52)
Interest expense					8	8
Income tax benefit					(4)	(4)
Depreciation and amortization	6	5	11	18	4	44
EBITDA	$2	$2	$139	$(1)	$(146)	$(4)
Closure costs, impairment and other related charges					55	55
Inventory write-downs related to closures					25	25
Start-up costs					3	3
Net gain on disposition of assets					(2)	(2)
Non-operating pension and other postretirement benefit costs					24	24
Other expense, net					28	28
Adjusted EBITDA	$2	$2	$139	$(1)	$(13)	$129

Year ended December 31, 2021	Market pulp	Tissue	Wood products	Paper	Corporate and other	Total
(Unaudited, in millions of U.S. dollars)
Net income (loss) including noncontrolling interest	$99	$(24)	$772	$(19)	$(519)	$309
Interest expense					21	21
Income tax provision					195	195
Depreciation and amortization	24	19	42	62	17	164
EBITDA	$123	$(5)	$814	$43	$(286)	$689
Closure costs, impairment and other related charges					144	144
Inventory write-downs related to closures					29	29
Non-operating pension and other postretirement benefit credits					(11)	(11)
Other expense, net					70	70
Adjusted EBITDA	$123	$(5)	$814	$43	$(54)	$921

Year ended December 31, 2020	Market pulp	Tissue	Wood products	Paper	Corporate and other	Total
(Unaudited, in millions of U.S. dollars)
Net income (loss) including noncontrolling interest	$(1)	$(1)	$276	$(46)	$(218)	$10
Interest expense					34	34
Income tax provision					51	51
Depreciation and amortization	24	18	43	69	15	169
EBITDA	$23	$17	$319	$23	$(118)	$264
Closure costs, impairment and other related charges					53	53
Inventory write-downs related to closures					25	25
Start-up costs					3	3
Net gain on disposition of assets					(11)	(11)
Other expense, net					4	4
Adjusted EBITDA	$23	$17	$319	$23	$(44)	$338
See Note to the Reconciliation of Non-GAAP Measures

RESOLUTE FOREST PRODUCTS INC.
Notes to the Unaudited Consolidated Financial Statement Information
1.Closure costs, impairment and other related charges for the three months and years ended December 31, 2021 and 2020 were comprised of the following:

(Unaudited, in millions)	Impairment of Assets	Severance and Other Costs	Total
Pulp and Paper mill at Calhoun (Tennessee) (1)
Fourth quarter 2021	$124	$18	$142
Year 2021	124	18	142
Other
Fourth quarter 2021	—	—	—
Year 2021	—	2	2
Total
Fourth quarter 2021	$124	$18	$142
Year 2021	$124	$20	$144
Fourth quarter 2020	$38	$17	$55
Year 2020	$38	$15	$53
(1)    On December 16, 2021, the Company announced the indefinite idling of the pulp and paper operations at our Calhoun mill. As a result, we reassessed the carrying value of the fixed assets and recognized an impairment charge of $124 million. We also recognized additional provisions for severance and other costs of $13 million as well as write-off of other assets of $5 million. In 2022, we expect to incur additional closure costs of approximately $32 million, mainly related to decommissioning costs. The operations ceased at the beginning of 2022.
2.Other income (expense), net for the three months and years ended December 31, 2021 and 2020, was comprised of the following:

	Three Months Ended December 31,		Years Ended December 31,
(Unaudited, in millions)	2021	2020	2021	2020
Foreign exchange loss	$(3)	$(13)	$(2)	$(4)
Loss on commodity contracts (1)	—	(15)	(85)	(22)
Income from equity method investments	7	1	19	8
Insurance recovery	—	—	—	15
Miscellaneous expense	—	(1)	(2)	(1)
	$4	$(28)	$(70)	$(4)
(1)Principally related to lumber futures contracts; none of these contracts were outstanding as of December 31, 2021.
3.     On December 15, 2021, we entered into a fourth amendment to the credit agreement dated May 22, 2015, which provides for an extension of the maturity date from May 14, 2024 to December 15, 2026, of the senior secured asset-based revolving credit facility with an aggregate lender commitment of up to $450 million at any time outstanding. The agreement also contains hardwired benchmark replacement provisions for future transition of LIBOR. After the effective date, the senior secured asset-based revolving credit facility agreement may be adjusted based on agreed upon Environmental, Social and Governance key performance indicators as described in the credit agreement.

4.     In December 2021, we completed our $100 million share repurchase program announced in March 2020, which authorized the repurchase of shares of up to 15% of our common stock, for an aggregate consideration of up to $100 million. Under this program, during the three months and year ended December 31, 2021, we repurchased 1.3 million shares at an average price of $11.76 for a total of $14 million and 4.6 million shares at an average price of $10.64 for a total of $48 million, respectively. During the three months and year ended December 31, 2020, we repurchased 2.1 million shares at an average price of $4.88 for a total of $11 million and 6.9 million shares at an average price of $4.28 for a total of $30 million, respectively.
On December 7, 2021, we announced a new share repurchase program, authorized by our board of directors, of up to ten million shares of our common stock, for an aggregate consideration of up to $100 million, whichever occurs first. No shares have been repurchased under this plan in 2021.
Certain prior period amounts in our Unaudited Consolidated Financial Statements Information and Notes have been reclassified to conform to the 2021 presentation.

RESOLUTE FOREST PRODUCTS INC.
Note to the Reconciliations of Non-GAAP Measures
1.Operating income (loss), net income (loss) and net income (loss) per share (or, “EPS”), in each case as adjusted for special items, as well as earnings before interest expense, income taxes, and depreciation and amortization (or, “EBITDA”), and adjusted EBITDA, in each case by reportable segment (market pulp, tissue, wood products and paper) in accordance with the Financial Accounting Standards Board Accounting Standards Codification 290, “Segment Reporting,” are not financial measures recognized under generally accepted accounting principles (or, “GAAP”).
We calculate operating income (loss), as adjusted for special items, as operating income (loss) from our Consolidated Statements of Operations, adjusted for items such as closure costs, impairment and other related charges, inventory write-downs related to closures, start-up costs and gains or losses on disposition of assets, that are excluded from our segment’s performance from GAAP operating income (loss).
We calculate net income (loss), as adjusted for special items, as net income (loss) from our Consolidated Statements of Operations, adjusted for the same special items applied to operating income (loss), in addition to non-operating pension and other postretirement benefit costs and credits, other income and expense, net, and the income tax effect of special items.
EPS, as adjusted for special items, is calculated as net income (loss), as adjusted for special items, per diluted share.
EBITDA by reportable segment is calculated as net income (loss) including noncontrolling interest from the Consolidated Statements of Operations, allocated to each of our reportable segments, adjusted for depreciation and amortization. Net income (loss) including non-controlling interest is equal to operating income (loss) for the segments. EBITDA for corporate and other is calculated as net income (loss) including noncontrolling interest from the Consolidated Statements of Operations, after the allocation to reportable segments, adjusted for interest expense, income taxes, and depreciation and amortization.
Adjusted EBITDA means EBITDA, excluding the same special items applied to net income (loss).
We define net debt as total debt less cash and cash equivalents.
Liquidity is calculated as cash and cash equivalents from our Consolidated Balance Sheets, and availability under our credit facilities.
We believe that using these non-GAAP measures is useful because they are consistent with the indicators management uses internally to measure the Company’s performance, and it allows the reader to compare our operations and financial performance from period to period. Operating income (loss), net income (loss), and EPS, in each case as adjusted for special items, as well as EBITDA, adjusted EBITDA, and EBITDA margin are internal measures, and therefore may not be comparable to those of other companies. These non-GAAP measures should not be viewed as substitutes to financial measures determined under GAAP in our Consolidated Statements of Operations in our filings with the Securities and Exchange Commission.